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                                                               Exhibit 10.1


                          CO-INVESTMENT AGREEMENT

                                  between

                             NRG ENERGY, INC.

                                    and

                        NRG GENERATING (U.S.) INC.


                        Dated as of April 30, 1996

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                             TABLE OF CONTENTS




                                 ARTICLE I
                                Definitions

Section 1.1  Certain Defined Terms                           1
Section 1.2  Terminology                                     5

                                ARTICLE II
                              Purchase Right

Section 2.1  Pre-Offer Procedures                            5
Section 2.2  Offer Procedures                                6
Section 2.3  Offer Price                                     8
Section 2.4  Standards for Offers                            8
Section 2.5  NRG Financing                                   8
Section 2.6  Due Diligence; Delivery of Information          9
Section 2.7  NRG Covenants                                   9
Section 2.8  Permissive Offers                              10
Section 2.9  Independent Committee                          10

                                ARTICLE III
                     Exempt Transactions and Interests

Section 3.1  Exempt Transactions                            11
Section 3.2  Exempt Interests                               11

                                ARTICLE IV
                        Events of Default; Remedies

Section 4.1  Events of Default                              12
Section 4.2  Remedies; Exclusivity                          12

                                 ARTICLE V
                                Arbitration

Section 5.1  Submission of Disputes to Arbitration          13
Section 5.2  Conduct of Arbitration                         14

                                ARTICLE VI
                               Miscellaneous

Section 6.1  Notices                                        15
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Section 6.2  Costs and Expenses                             15
Section 6.3  Amendments                                     15
Section 6.4  Assignment                                     16
Section 6.5  Successors and Assigns                         16
Section 6.6  Invalidity                                     16
Section 6.7  Counterparts                                   16
Section 6.8  No Oral Agreements                             16
Section 6.9  Governing Law and Submission to Jurisdiction   16
Section 6.10 Interpretation and Conflicts                   16
Section 6.11 Term                                           16

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                          CO-INVESTMENT AGREEMENT

THIS CO-INVESTMENT AGREEMENT is entered into on, and effective as of the Effective Date (as hereinafter defined), between NRG Energy, Inc., a Delaware corporation ("NRG Energy"), and NRG Generating (U.S.) Inc., a Delaware corporation ("Generating").

                                 RECITALS

1. Pursuant to the Plan of Reorganization (as hereinafter defined), NRG Energy acquired 41.86% of the issued and outstanding shares of capital stock of reorganized O'Brien Environmental Energy, Inc., which has been renamed "NRG Generating (U.S.) Inc."

2. In connection with the Plan of Reorganization, NRG Energy has agreed to offer to Generating ownership interests in certain power projects within the Territory (as hereinafter defined) which were initially developed by NRG (as hereinafter defined) or with respect to which NRG has entered into a binding acquisition agreement with a third party.

                                 AGREEMENT

In consideration of the premises and the covenants, conditions and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRG Energy and Generating hereby agree as follows:

                                 ARTICLE I

                                Definitions

Section 1.1 Certain Defined Terms. As used herein, each of the following terms shall have the meanings ascribed thereto below:

"Acceptance Period" -- As defined in Section 2.2(b) of this Agreement.

"Agreement" -- This Co-Investment Agreement between NRG and Generating.

"Assumptions" -- The assumptions of facts upon which the financial projections relating to Eligible Projects and delivered pursuant to this Agreement are predicated. All assumptions applicable to an Eligible Project, unless otherwise indicated, will be deemed to include assumptions (which assumptions, for all purposes of the Agreement, will be deemed reasonable) that (a) the applicable laws, legal structure and taxes will remain the same; (b) all parties will perform their obligations under the Project Documents for such Eligible Project, in

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all  material  respects; and (c) the Project Documents  for  such  Eligible
Project will continue in effect, and will be enforceable, in accordance with their terms.

"Bankruptcy Code" -- Title 11 of the United States Code, 101, et seq, as now or hereafter in effect, or any successor statute thereto.

"Bankruptcy Event" -- If, with respect to any Person, (a) such Person generally is unable to pay such Person's debts as such debts become due, or admits in writing such Person's inability to pay such Person's debts generally, or makes a general assignment for the benefit of such Person's creditors; or (b) any proceeding is instituted by or against such Person under any Bankruptcy Law seeking to adjudicate such Person as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, rearrangement, adjustment, protection, relief or recomposition of such Person or such Person's debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such Person or for all or substantially all of such Person's property and, in the case of any such proceeding instituted against such Person (but not instituted by or with the consent of such Person), is not controverted within 20 days and is not dismissed or stayed for a period of 60 days after such proceeding is filed.

"Bankruptcy Law" -- The Bankruptcy Code and any other applicable federal, state, local or foreign insolvency, reorganization, moratorium, fraudulent conveyance or similar Law now or hereafter in effect for the relief of debtors.

"Book Value" -- With respect to an Ownership Interest in an Eligible Project, the net asset value of such Ownership Interest as determined by NRG in accordance with GAAP (as evidenced by a certificate executed by NRG's Chief Accounting Officer setting forth such net asset value).

"Business Day" -- Any day other than Saturday, Sunday and a day on which commercial banks are authorized or required to close in the states of New York or Minnesota.

"Certificate of Incorporation and Bylaws" -- The Certificate of
Incorporation and Bylaws of Generating, as amended from time to time.

     "Designated Closing Conditions" -- With respect to any Purchase Agreement for an Ownership Interest, the following conditions to the closing of the sale of such Ownership Interest: (a) all consents, approvals and permits required for such closing pursuant to an applicable Law or contract affecting such Ownership Interest or the underlying Eligible Project have been obtained, (b) the parties are not enjoined (or otherwise prohibited) from consummating such sale under applicable Law, and
(c) the representations of the seller in the Purchase Agreement are true in all material respects.

"Dispute" -- As defined in Section 5.1 of this Agreement.

"Effective Date" -- The effective date of the Plan of Reorganization.

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"Eligible Project" -- Any proposed or existing Power Plant within the
Territory which NRG initially developed or in which NRG proposes to acquire an Ownership Interest.

"Equity Interests" -- Collectively, stock in corporations, shares in limited liability companies and other partnership or equity interests that participate in the profits of the underlying entity (after the holders of indebtedness and other securities issued by such entity have been paid the fixed payments owed to such holders).

"Event of Default" -- As defined in Section 4.1 of this Agreement.

"Exempt Interest" -- As defined in Section 3.2 of this Agreement.

"Exempt Transaction" -- As defined in Section 3.1 of this Agreement.

"Financial Projections" -- As defined in Section 2.1 of this Agreement.

"GAAP" -- Generally accepted accounting principles in the United States in effect from time to time.

"Generating" -- NRG Generating (U.S.) Inc., a Delaware corporation.

"Independent Committee" -- The Independent Committee of the Board of Directors of Generating, as described in the Certificate of Incorporation and Bylaws.

"Law" -- Collectively, a law, rule, regulation or governmental requirement.

"Limited Recourse Financing" -- With respect to any Eligible Project, the financing for such Eligible Project that is non-recourse to, and does not create any liability upon, NRG or any other Person that owns any direct or indirect Ownership Interest in such Eligible Project, except for (a) Shareholder Commitments that are fully discharged on or before a sale of the applicable Ownership Interest in the Eligible Project or (b) liability for misapplication of proceeds, fraud or other similar intentional wrongful acts committed by the owner of such Ownership Interest.

"Note" -- As defined in Section 2.5 of this Agreement.

     "NRG" -- Collectively, NRG Energy and any corporation, partnership, joint venture or other entity in which NRG Energy (directly or indirectly) owns greater than 50% of the issued and outstanding Equity Interests.

"NRG Energy" -- NRG Energy, Inc., a Delaware corporation.

"Offer" -- As defined in Section 2.2(a) of this Agreement.

"Offer Price" -- With respect to any Ownership Interest, the price initially offered by NRG for the sale of such Ownership Interest in the Offer to Generating; provided, that, in the

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case  of  an  assignment  by NRG to Generating of a  right  to  acquire  an
Ownership Interest, the Offer Price shall also include the amount payable to the Third Party seller to acquire such ownership Interest.

"Offer Terms" -- As defined in Section 2.1 of this Agreement.

"Ownership Interest" -- With respect to any Eligible Project, (a) a direct or indirect Equity Interest in such Eligible Project, and (b) a direct or indirect interest in the long-term indebtedness or other securities issued for such Eligible Project, which indebtedness or other securities are subordinate to the payment of debt service for such Eligible Project's Limited Recourse Financing.

"Permissive Projects" -- As defined in Section 2.8 of this Agreement.

"Person" -- Any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, governmental authority or any other form of entity.

"Plan of Reorganization" -- The Chapter 11 plan of reorganization for O'Brien Environmental Energy, Inc., proposed by NRG and certain other persons.

"Potential Ownership Interest" -- As of any time, an Ownership Interest owned or proposed to be acquired by NRG which NRG believes is reasonably likely to become the subject of an Offer under this Agreement.

"Power Plant" -- A facility the primary purpose of which is the generation of electricity for sale through the combustion of natural gas, oil or any other fossil fuel (other than biogas).

"Project Description" -- As defined in Section 2.1 of this Agreement.

"Project Document Violation" -- Any breach, violation or default (or event that with notice or the lapse of time, or both, would constitute a breach, violation or default) under a Project Document that could reasonably be expected to have a material adverse effect on the related Ownership Interest. Any such breach, violation or default that has given rise to a right to terminate (or accelerate obligations under) a Project Document will be deemed to have a material adverse effect on the related Ownership Interest.

"Project Documents" -- With respect to an Ownership Interest in an Eligible Project, the contracts, licenses, and permits that burden or benefit (in any material respect) the Ownership Interest or the Eligible Project. The Project Documents may include one or more Shareholder Commitments.

"Purchase Agreement" -- As defined in Section 2.2(c) of this Agreement.

"Shareholder Commitment" -- Any guarantee, indemnity, other liability, undertaking or commitment of NRG entered into in connection with the development, acquisition,

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financing  or  ownership of an Eligible Project or  an  Ownership  Interest therein, in favor of the Eligible Project entity or any lender, supplier, customer or governmental entity for the primary purpose of providing financial or other credit support with respect to the Eligible Project or the Ownership Interest therein.

"Significant Contracts Milestone" -- With respect to an Eligible Project, the execution and delivery of a binding power purchase agreement and fuel supply agreement and the completion of an engineering and feasibility study.

"Subsidiary" -- With respect to any Person, means any corporation, partnership, joint venture or other entity that is consolidated with such Person in accordance with GAAP.

"Territory" -- All geographic areas of the United States.

"Third Party" -- Any Person, other than NRG, Generating or a Subsidiary of Generating.

"United States" -- All states, commonwealths, territories and possessions of the United States of America, as of the date hereof.

Section 1.2 Terminology. Unless the context of this Agreement clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, will include natural persons and corporations and associations of every kind and character, (b) the word "included" or "including" will mean "including without limitation", (c) the word "or" will have the inclusive meaning represented by the phrase "and/or", (d) the words hereof, herein, hereunder, and similar terms in this Agreement will refer to this Agreement as a whole and not any particular section or article in which such words appear, (e) all terms defined in this Agreement in the singular will have the same meaning when used in the plural and vice versa, and (f) each reference to NRG in the singular with respect to an Ownership Interest in an Eligible Project will refer collectively to all Persons within the definition of "NRG" which hold an Ownership Interest in such Eligible Project. The section, article and other headings in this Agreement and the Table of Contents to this Agreement are for reference purposes and will not control or affect the construction of this Agreement or the interpretation hereof in any respect. Article, section and subsection references are to this Agreement unless otherwise specified.

                                ARTICLE II

                               Purchase Right

Section 2.1 Pre-Offer Procedures. As soon as practicable, but in no event less than 15 days prior to the date on which NRG expects to make an Offer pursuant to Section 2.2, NRG will give Generating notice of its estimate of the date on which such Offer is expected to be made. Such notice will include the following information relating to the Offer:

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          (a)   The  draft  Purchase Agreement for the  Offer,  which  will describe  the  proposed terms and conditions of the Offer  other  than
     price,   including   the  Designated  Closing   Conditions   and   the
     representations, warranties, covenants or indemnities, if any, that NRG is required under Section 2.2(c) to offer or otherwise elects, in its sole discretion, to offer (together with any revisions thereto made in accordance with Section 2.2, the "Offer Terms");

          (b) A description of the location and physical components of the Eligible Project together with the Project Documents for the Eligible Project (collectively, the "Project Description"); and

          (c) One or more sets of the financial projections (including a computer diskette thereof) for the Ownership Interest (the "Financial Projections").

Section 2.2 Offer Procedures. If any Eligible Project reaches the Significant Contracts Milestone prior to the expiration of the term of this Agreement (or if, prior to the expiration of the term of this Agreement, NRG enters a binding definitive agreement to acquire an Ownership Interest in an Eligible Project which has previously reached its Significant Contracts Milestone), then within 30 days NRG will offer to sell to Generating all of NRG's Ownership Interest in such Eligible Project in accordance with the following procedures:

          (a) Offer. NRG will make a written offer to Generating to sell all of NRG's Ownership Interest in such Eligible Project to Generating (an "Offer"), which Offer will contain the Offer Price, the Offer Terms presented by NRG, the terms of NRG's proposed financing in accordance with Section 2.5 and the Project Description for such Eligible Project.

          (b) Delivery and Acceptance of Offer. Each Offer will be delivered to the Chairman of the Independent Committee of Generating (with a copy to the Chief Executive Officer of Generating). Generating will have a period of 60 days after receipt of an Offer (the "Acceptance Period") to accept the Offer by executing the Purchase Agreement included with the Offer; provided that, in the case of an Eligible Project with respect to which NRG proposes to acquire an Ownership Interest, such Acceptance Period may be shortened (but not to less than 30 days) if required by the selling party as a condition to the agreement to sell such Ownership Interest to NRG. NRG will deal exclusively with Generating with respect to an Ownership Interest covered by an Offer during the Acceptance Period and may, but shall not be required to, revise the Offer Terms based on negotiations with the Independent Committee.

          (c) Purchase Agreement. The "Purchase Agreement" for an Ownership Interest means a binding purchase agreement, included in the Offer Terms for such Ownership Interest (or thereafter agreed upon by the parties), which evidences the rights and obligations of the parties with respect to the sale of the applicable Ownership Interest. In the Purchase Agreement for an Ownership Interest owned by

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     NRG, NRG will represent to Generating that (as of the proposed closing date): (i) the Ownership Interest will be conveyed free of material liens or other material rights or material encumbrances (other than those disclosed), (ii) it has provided copies to the Independent Committee of all Project Documents for the Eligible Project and disclosed in writing to the Independent Committee any Project Document Violation by NRG (or, to its knowledge, any other party) under such
     Project  Documents,  (iii)  it  has  disclosed  in  writing   to   the
     Independent Committee all pending (or, to its knowledge, threatened) claims by Third Parties or for violations of Law that could reasonably be expected to have a material adverse effect on the Ownership Interest, (iv) it has all necessary corporate power and authority to convey the Ownership Interest to Generating, and (v) the conveyance of such Ownership Interest will not conflict with or result in a breach of, or require any consent which has not been obtained (or disclosed to Generating as having not yet been obtained) under, any Project Document for the Eligible Project or applicable Law (to the extent the failure to obtain same could be reasonably expected to have a material adverse effect on the Ownership Interest); provided that any of the
     foregoing  representations  may  be  omitted  or  modified  upon   the
     agreement of the parties. In the event that NRG proposes to acquire an Eligible Project with respect to which this Section 2.2 is applicable, NRG may assign its rights under the acquisition agreement between NRG and the Third Party seller to Generating and such
     acquisition   agreement   together  with  the  applicable   assignment
     documents will become the "Purchase Agreement." Unless the parties otherwise agree, the Purchase Agreement will provide that upon the closing of the purchase of an Ownership Interest, Generating will assume (or indemnify NRG and its affiliates against) all Shareholder Commitments. Unless the parties otherwise agree, the closing of the purchase of an Ownership Interest owned by NRG will occur within 15 days after execution of the Purchase Agreement, and such closing will be conditioned only upon satisfaction of the Designated Closing
     Conditions  agreed upon by the parties in the Purchase Agreement.   If
     such Designated Closing Conditions are not satisfied prior to the scheduled closing, then Generating may (by notice to NRG) extend such pre-closing period by up to an additional 30 days.

          (d) Failure to Close. If, after Generating accepts an Offer and the parties enter into the related Purchase Agreement, the Designated Closing Conditions in the Purchase Agreement are not satisfied (or waived), then, in the case of an Ownership Interest owned by NRG, NRG will not be required to sell, and Generating will not be required to purchase, the related Ownership Interest included in the Offer. In such case, the rights of NRG to sell or dispose of such Ownership Interest will thereafter be governed by Section 2.2(f). If Generating fails to purchase an Ownership Interest in violation of a Purchase Agreement, then this Agreement will no longer apply to such Ownership Interest.

          (e) Sale to Third Party. If Generating and NRG do not agree upon the terms and conditions of the sale of an Ownership Interest during the Acceptance Period, then NRG will have the right to sell such Ownership Interest to a Third Party

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     for  a  period  of  one year after the expiration  of  the  Acceptance
     Period, provided that (i) the purchase price for such Ownership Interest equals or exceeds the Offer Price included in the Offer for such Ownership Interest (with all consideration paid by the Third Party measured at fair market value) and (ii) the terms and conditions of the proposed sale are not materially more favorable to such Third Party than those offered to Generating in the final Offer Terms.

          (f) Continuity of Right. If an Ownership Interest is not sold to a Third Party within one year after the expiration of the Acceptance Period as described in Section 2.2(e), or if the Designated Closing Conditions for the sale of an Ownership Interest are not satisfied or waived as described in Section 2.2(d), then before selling to any Third Party, NRG will offer to sell to Generating such Ownership Interest by making a new Offer to Generating in accordance with the provisions of this Article II.

Section 2.3 Offer PriceError! Bookmark not defined.. Any Offer Price will be determined by NRG in compliance with the standards for Offers described in Section 2.4. Notwithstanding the provisions of this Article II to the contrary, NRG will not be required to make any Offer for an Ownership Interest at an Offer Price payable to NRG that is below NRG's Book Value for such Ownership Interest.

Section 2.4 Standards for Offers. NRG will be considered to have complied (in all respects) with this Agreement with respect to an Offer if (a) the Offer is made in accordance with the procedures described in Sections 2.1,
2.2 and 2.3, and (b) in NRG's sole judgment determined in good faith at the time the Offer is made (and taking into consideration the Offer Terms, the Project Description, the Offer Price and the work previously performed by and on behalf of NRG in developing or acquiring the Eligible Project), the Offer is commercially reasonable and within a range which a reasonable offeree knowledgeable in the industry would reasonably be expected to accept. Any Offer Terms required to be included in the Purchase Agreement by Section 2.2(c) will be deemed to be commercially reasonable. Except as otherwise specifically provided in this Agreement, NRG will be free to establish the terms, conditions and price of any Offer it makes under this Agreement.

Section 2.5 NRG Financing. To facilitate Generating's ability to acquire an Ownership Interest offered by NRG pursuant to this Agreement, NRG shall finance (on commercially competitive terms) the Offer Price to the extent funds are unavailable to Generating on comparable terms from other sources. Such financing shall be (i) secured by a first priority lien on the Ownership Interest acquired or, to the extent a first priority lien is unavailable because the relevant Eligible Project is the subject of Third Party financing and the Third Party lender has a first priority lien, a second priority lien, if available, (ii) recourse to Generating, (iii) subordinated to principal and interest on the $45 million note or notes (the "Note") issued by Generating in connection with the Plan of Reorganization, and (iv) required to be repaid from the net proceeds received by Generating from offerings of equity or debt securities of Generating (when market conditions permit such offerings to be made on favorable terms) after taking into account working capital and other cash requirements of Generating as determined by its Board of Directors. Notwithstanding the foregoing, NRG

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shall  have  no  obligation to provide any Limited Recourse Financing  with respect to any Eligible Project.

Section 2.6  Due Diligence; Delivery of Information.

          (a) The Independent Committee, on behalf of Generating, will have the right to perform all due diligence reasonably necessary to determine the value of any Ownership Interest offered under this Agreement and NRG will make available, at NRG's corporate headquarters at all reasonable times and upon reasonable notice, all reports, calculations, books, records and other information available to NRG which is reasonably necessary for the Independent Committee to perform such due diligence. NRG will provide a periodic report (on a quarterly basis) to the Independent Committee regarding the status of its development or acquisition of each Potential Ownership Interest and the negotiation of the material contracts for each Eligible Project .

          (b) NRG may condition and restrict delivery to the Independent Committee of the information described in this Section 2.6 and Section 2.1 upon execution of reasonable confidentiality and non-disclosure agreements by Generating. NRG will not be required to disclose or deliver information under this Agreement, if such disclosure or delivery would cause it to violate a confidentiality or non-disclosure covenant to which it is bound; provided that NRG will use reasonable efforts to obtain waivers or modifications of any confidentiality or non-disclosure covenants that prohibit it from providing the information described in this Section 2.6.

Section 2.7 NRG Covenants. NRG covenants and agrees with Generating as follows:

          (a) NRG will not sell all or any portion of any Ownership Interest owned by it in any Eligible Project (other than an Exempt
     Interest), except pursuant to Article II or pursuant to an Exempt Transaction;

          (b) NRG will use reasonable efforts to obtain all consents and take other actions necessary to permit it to sell (and to satisfy the Designated Closing Conditions for the sale of) Ownership Interests to Generating in compliance with this Agreement;

          (c) NRG will use reasonable efforts to avoid the occurrence of any of the circumstances described in clauses (i) through (iii) below to the extent such circumstances would excuse it from making an Offer otherwise required under this Agreement;

          (d) During the three year period following the Effective Date, NRG will offer to Generating Ownership Interests in one or more Eligible Projects or Permissive Projects described in Section 2.8 representing an aggregate equity value of at least $60,000,000 or a minimum of 150 net megawatts;

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          (e)   NRG will not, directly or indirectly, take any action,  and will cause any affiliate not to take any action whether through the exercise of its stockholder vote, through its nominees on the Generating Board of Directors or otherwise, to remove, replace or vote down the election of any director who constitutes a member of, or a nominee named in accordance with Section 3.2 of the By-laws of Generating for whom proxies are solicited for election to the Board of
     Directors  of  Generating  who  will  constitute  a  member  of,   the
     Independent Directors' Committee of Generating;

          (f) Notwithstanding any of the provisions of this Agreement to the contrary, Generating and its common stockholders not affiliated with NRG would not have an adequate remedy at law if NRG breaches its obligations under Section 2.7(e), (f) and (g) and expressly agrees that the Independent Directors' Committee, on behalf of Generating and such stockholders shall, in addition to any other remedies at law or in equity which it may have, be entitled to seek specific performance of NRG's obligations thereunder, including by way of injunction, restraining order, mandamus or otherwise, in any court of law or equity of competent jurisdiction;

          (g) The provisions of Section 2.7(e) shall survive through the stated term of this Agreement, notwithstanding any breach of any other provision hereof by any party hereto or any earlier termination permitted under Section 4.2 of this Agreement.

Notwithstanding the provisions of this Article II to the contrary, NRG will not have an obligation to Offer to Generating any Ownership Interest, if the sale of such Ownership Interest (i) would cause Generating, NRG or any of their respective Subsidiaries to be classified as an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (ii) would cause Generating, NRG or any of their respective Subsidiaries to be classified as a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company", or an "affiliate" of a "subsidiary" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; or
(iii) is prohibited by any Project Document.

Section 2.8 Permissive Offers. NRG may, in its sole discretion, offer to Generating Ownership Interests in projects ("Permissive Projects") other than Eligible Projects or Ownership Interests which otherwise NRG would not be required to offer at such time to Generating under this Agreement, but NRG will have no obligation to do so. Any such permissive offers made by NRG will not otherwise be subject to the provisions of this Agreement, and shall not constitute, replace or affect in any way the obligations of NRG to make an Offer in compliance with this Agreement.

Section 2.9 Independent Committee. The Independent Committee will have the sole authority and responsibility to make all decisions and take all actions on behalf of Generating under this Agreement. Accordingly, all notices, reports, books, records or other information required or permitted to be given to Generating under this Agreement will be delivered to the Chairman of the Independent Committee, with a copy to the Chief Executive Officer of Generating. The Independent Committee will be free to take such action as it determines in its sole discretion to be reasonably necessary to evaluate fully and fairly the terms of any Offer, including engaging independent financial, technical and other advisors for the purpose of evaluating Offers, determining whether the projections on which such Offers may be based are reasonable and other matters under this Agreement.

                                ARTICLE III

                     Exempt Transactions and Interests

Section 3.1  Exempt Transactions.  Notwithstanding the provisions of
Article II to the contrary, NRG will have the right to sell its Ownership Interest in an Eligible Project without offering such Ownership Interest to Generating in connection with any one or more of the following transactions (each, an "Exempt Transaction"):

          (a) Any sale or disposition of all or a portion of an Ownership Interest that is consummated as a result of a foreclosure or conveyance in lieu of foreclosure of liens or security interests (other than by NRG) encumbering the Eligible Project or such Ownership Interest;

          (b) Any sale or disposition of an Ownership Interest to a Third Party that is or will become a participant in the Eligible Project (such as a local or industry investor, a financial institution or a fuel or equipment supplier), provided that the obligation to sell is created prior to the Significant Contracts Milestone for the Eligible Project and is incidental to the provision of services or the contribution of assets to the Eligible Project; and

          (c) Any sale or disposition of an Ownership Interest to another Person as a part of a larger transaction involving the sale of all or substantially all of the assets of NRG Energy or the sale of an Equity Interest in NRG Energy, provided that the Person acquiring such Ownership Interest agrees to be bound by this Agreement with respect to such Ownership Interest (if such Ownership Interest has not previously been offered for sale to Generating pursuant to this Agreement).

Section 3.2  Exempt Interests.  Notwithstanding the provisions of
Article II to the contrary, NRG will have the right to retain its Ownership Interest in an Eligible Project or sell such Ownership Interest to Third Parties without offering such Ownership Interest to Generating, if such Ownership Interest is an Exempt Interest. As referenced in this Agreement, an "Exempt Interest" means any of the following:

          (a) An Ownership Interest in an Eligible Project which is below a level that would cause the Eligible Project (or its owners) to be in violation of the relevant power purchase agreement or applicable state or federal law upon the generation of electricity for sale by such Eligible Project;

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

          (b) An indirect Ownership Interest held by NRG in an Eligible Project arising from NRG's direct or indirect ownership of Equity Interests in Generating;

          (c) An Ownership Interest that is retained in order to later be sold in an Exempt Transaction contemplated by Section 3.1(b); and

          (d) An Ownership Interest in a Power Plant below 25 megawatts in capacity.

                                ARTICLE IV

                        Events of Default; Remedies

Section 4.1 Events of Default. If one or more of the following events occurs with respect to a party hereto, it will constitute an "Event of Default" with respect to such party:

          (a) Failure to Perform Obligations. Such party fails to perform or observe any material obligation under this Agreement and such failure continues for more than 30 days after the non-defaulting party has given notice thereof to such party (or if the nature of such default is such that it is not capable of being cured within 30 days, then the failure of such party to commence to cure such default within 30 days and to diligently and continuously pursue the cure of such default thereafter, but in no event may such extended cure period exceed 180 days);

          (b)    Bankruptcy  Event.   Such  party  becomes  subject  to   a
     Bankruptcy Event.

Section 4.2  Remedies; Exclusivity.  Subject to the provisions of
Article V, at any time during the continuance of an Event of Default, the non-defaulting party will have the right to (a) elect, by giving notice to the defaulting party, not to be bound in any respect by the provisions of this Agreement during such continuance, in which case such party will have no obligations or liabilities hereunder during such period, (b) terminate the Agreement upon giving notice of termination to the defaulting party, if the Event of Default is a Bankruptcy Event or otherwise has continued without cure for 180 days following notice pursuant to Section 4.1(a), and
(c) seek the enforcement of an arbitrators award (including an award for damages or specific performance) pursuant to Article V. No failure on the part of either NRG or Generating to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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

                                 ARTICLE V

                                Arbitration

Section 5.1 Submission of Disputes to ArbitrationError! Bookmark not defined.. This Article V applies to any dispute (each a "Dispute") arising under this Agreement or under any Purchase Agreement between NRG and Generating, including any dispute regarding: (i) whether NRG is obligated to make an Offer, (ii) whether the terms of an Offer comply with the requirements of this Agreement, (iii) whether any party has failed to perform its obligations under a Purchase Agreement, and (iv) any other matter under this Agreement or a Purchase Agreement. If the parties are unable to resolve a Dispute, then either party may submit such Dispute to binding arbitration under this Article V as follows:

          (a) The party may give the other party a notice stating that such party desires to have the Dispute arbitrated pursuant to this
     Article V. Within 15 days after receipt of the arbitration notice, NRG and Generating will use their reasonable efforts to designate a single Person to act as arbitrator.

          (b) If the parties are unable to agree upon the joint selection of a single arbitrator within such 15-day period, each of NRG and Generating will select a single arbitrator within 10 days after the end of the 15-day period (and will notify the other party of its selection). If either party fails to designate an arbitrator within such 10-day period, then the arbitrator designated by the other will act as the sole arbitrator and will be deemed to be the unanimously approved arbitrator to resolve the Dispute.

          (c) If the two arbitrators selected by the parties are unable to reach a unanimous decision, the arbitrators will unanimously select a third qualified arbitrator. If the two arbitrators are unable to select a third arbitrator, either party may apply to the branch of the American Arbitration Association nearest to Minneapolis, Minnesota to designate and appoint the third arbitrator.

          (d) If the two arbitrators appointed pursuant to Section 5.1(b) reach a unanimous decision and award, such decision and award will be binding upon the parties. If a third arbitrator is appointed pursuant to Section 5.1(c), then the decision and award of two of the three arbitrators will be binding upon the parties. If two of the three arbitrators are unable to reach a unanimous decision, then the decision and award of the third arbitrator appointed pursuant to
     Section 5.1(c) will be binding upon the parties.

          (e) Each arbitrator appointed pursuant to this Section 5.1 will be a natural person with expertise in the issues involved in the subject Dispute. Additionally, each arbitrator will be competent and knowledgeable in the area of legal and contractual disputes. Each proposed arbitrator will disclose to the parties any business or other relationship or affiliation that may exist with either party; and any party may disqualify an arbitrator on the basis that any existing relationship or affiliation could reasonably be expected to materially affect the decisions and objectivity of such arbitrator.

Section 5.2 Conduct of Arbitration. Within 20 days after the commencement of an arbitration under this Article V, each party will submit to the other and to the arbitrators their written position concerning the Dispute. Within 20 days after the receipt by a party of the position of the other party in the Dispute, such receiving party will submit its written response to the other party and the arbitrators. The arbitrators will expeditiously (and, if possible, within 60 days after receipt of the initial positions and responses of the parties) hear and decide all matters concerning the Dispute. Any arbitration hearing will be held in Minneapolis, Minnesota. The arbitration will be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the arbitrator or such Association). The arbitrators will have the power to (a) gather such materials, information, testimony and evidence as they consider relevant to the Dispute (and each party will provide such materials, information, testimony and evidence required by the arbitrators, except to the extent any information so requested is proprietary, subject to a Third Party confidentiality restrictions or to an attorney-client or other privilege); and (b) grant such relief (including injunctive relief and the enforcement of specific performance) as may be consistent with the provisions of this Agreement and considered appropriate by the arbitrators. The arbitrators may propose that one or more experts be retained to assist in resolving the Dispute. The parties will have the right to approve such experts, which approval will not be unreasonably withheld; provided that a business or other relationship or affiliation between such expert and the arbitrators or either party will be deemed a reasonable basis for a party to withhold its approval of such expert. The responsibility for paying the costs and expenses of the arbitration (including compensation to the arbitrators and any experts retained by the arbitrators) will be allocated between the parties in a manner determined by the arbitrators to be fair and reasonable under the circumstances. Each party will be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the arbitrators determine that compelling reasons exist for allocating all or a portion of such costs and expenses to the other party. The decision of the arbitrators (which will be rendered in writing) will be final, non-appealable and binding upon the parties and may be enforced in any court of competent jurisdiction. Any judicial proceedings relating to an arbitration under this Article V (including proceedings to compel arbitration or to confirm or enforce an arbitration award) will be maintained in the state or federal courts situated in Hennepin County, Minnesota (or any court having appellate jurisdiction therefrom) and will not be held or maintained in any other court or jurisdiction. Each Purchase Agreement will contain a provision stating that Disputes thereunder will be subject to arbitration, as set forth in this Article V. UNDER NO CIRCUMSTANCES WHATSOEVER, NOTWITHSTANDING ANY STATUTORY OR OTHER AUTHORITY TO THE CONTRARY, WILL THE ARBITRATOR OR ARBITRATORS ACTING UNDER THIS AGREEMENT OR A PURCHASE AGREEMENT HAVE AUTHORITY, JURISDICTION OR POWER TO MAKE ANY AWARD FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY,

PENAL, TREBLE, OR OTHER MULTIPLE DAMAGES, AND NO AWARD CONTAINING ANY SUCH DAMAGES WILL BE CONFIRMED OR ENFORCED.

                                ARTICLE VI

                               Miscellaneous

Section 6.1 Notices. All notices, offers, extensions of time or descriptions, and all other communications provided for herein (including any modifications of, or waivers or consents under, this Agreement) will be given or made in writing and delivered by hand, telecopy, courier or U.S. mail to the intended recipient at the "Address for Notices" specified below (or, as to any party, at such other address as will be designated for notice by such party in a notice to the other party). Any notice given pursuant to this Agreement will be deemed effective when such notice is received (or upon refusal of receipt) by the addressee; provided that notices received by any party after its normal business hours (or on a day other than a Business Day) will be effective on the next Business Day.

Addresses For Notices:

     To NRG Energy:  NRG Energy, Inc.
                     1221 Nicollet Mall, Suite 700
                     Minneapolis, MN  55403
                     Attn:  Vice President of U.S. Business Development

     To Generating:  Chairman -- Independent Committee
                     c/o NRG Generating (U.S.) Inc.
                     1221 Nicollet Mall, Suite 700
                     Minneapolis, MN 55403

     with a copy to: Leonard A. Bluhm, Chief Executive Officer
                     1221 Nicollet Mall, Suite 700
                     Minneapolis, MN 55403

Section 6.2  Costs and Expenses.  Each party
will bear its own review costs, attorneys, accountants and other professional fees and other expenses incurred by it in connection with negotiating and entering into this Agreement and in negotiating and entering into any of the subsequent transactions contemplated by this Agreement.

Section 6.3 Amendments. No amendment, modification, waiver, consent, approval, direction or other action under this Agreement will be effective unless in writing and signed by the party to be bound (and in the case of Generating, approved by the Independent Committee).

Section 6.4 Assignment. Except as otherwise provided in this Section 6.4, neither party will have the right to assign any of its rights or delegate any of its duties or obligations

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

under this Agreement to any other Person without the prior written consent of the other party to this Agreement, which consent may be withheld in the consenting party's sole discretion. Any such assignment or delegation without such consent will be void ab initio. Notwithstanding the foregoing provisions of this Section 6.4 to the contrary, either party hereto will be entitled to assign all of its rights and delegate all of its duties and obligations under this Agreement to any successor of such party by merger or to any purchaser of all or substantially all of the assets of such party.

Section 6.5 Successors and Assigns. Subject to Section 6.4, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 6.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument and the parties hereto may execute this Agreement by signing any such counterpart.

Section 6.8 No Oral Agreements. This Agreement embodies the entire agreement and understanding between the parties and supersedes all other agreements and understandings between such parties relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 6.9 Governing Law and Submission to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflicts of laws principles provided that Sections 2.7(e), (f) and (g) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles.

Section 6.10 Interpretation and Conflicts. No presumption will apply in favor of any party hereto in the interpretation of this Agreement or in the resolution of any ambiguity of any provision hereof.

Section 6.11 Term. Subject to the rights of the parties to terminate this Agreement pursuant to Section 4.2, this Agreement will terminate on the seventh anniversary of the Effective Date. The parties hereto will have no further rights or obligations hereunder following such termination (other than with respect to any defaults by either party hereunder prior to such termination and any matter subject to an arbitration being conducted as of such termination).

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

EXECUTED as of the date first above written.

                         NRG ENERGY, INC.



                         By: /s/ Craig Mataczynski
                         Name:   Craig Mataczynski
                         Title:  Vice President Domestic Business
                                  Development

                         NRG GENERATING (U.S.) INC.



                         By: /s/ Leonard Bluhm
                         Name:   Leonard Bluhm
                         Title:  President and Chief Executive Officer

                               17